Exhibit 10.2

OMNIBUS AGREEMENT

among

TALLGRASS DEVELOPMENT, LP,

TALLGRASS ENERGY PARTNERS, LP,

TALLGRASS MLP GP, LLC, and

TALLGRASS DEVELOPMENT GP, LLC

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), among Tallgrass Development, LP, a Delaware limited partnership (“Tallgrass Development”), Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), Tallgrass MLP GP, LLC, a Delaware limited liability company (the “General Partner”), and Tallgrass Development GP, LLC (“Development GP”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

1. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties.

2. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed or provided by Development GP and its Affiliates as well as direct expenses, including operating expenses, incurred by Development GP and its Affiliates for and on behalf of the Partnership Entities (as defined herein) and the Partnership’s reimbursement obligations related thereto.

3. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article IV, with respect to the granting of a license from Tallgrass Development to the Partnership Entities.

4. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article V, with respect to the granting of a right of first offer from Tallgrass Development to the Partnership.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” has the meaning given such term in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Cause” has the meaning given such term in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person or its Affiliates or such Applicable Person or its Affiliates owns or controls such other Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than Tallgrass Development or its Affiliates, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (iii) above.

“Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units.

“Common Units” has the meaning given such term in the Partnership Agreement.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, by and among the General Partner, the Partnership, Tallgrass Development and certain other Development Entities, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Development Entities” means Tallgrass Development and any Person controlled, directly or indirectly, by Tallgrass Development other than the General Partner or a member of the Partnership Group; and “Development Entity” means any of the Development Entities.

“Development GP” has the meaning given such term in the introduction to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“Indemnified Party” means each Partnership Group Member or each Development Entity, as the case may be, in their capacities as parties entitled to indemnification (or reimbursement under Section 2.1(b)) in accordance with Article II.

“Indemnifying Party” means each of the Partnership or Tallgrass Development, as the case may be, in their capacity as the parties from whom indemnification (or reimbursement under Section 2.1(b)) may be required in accordance with Article II.

“Kinder Morgan” means Kinder Morgan Operating L.P. “A”, a Delaware limited partnership.

“KMIGT Purchase Agreement” means that certain Purchase and Sale Agreement, dated August 17, 2012, between Kinder Morgan and Tallgrass Development, as amended, pursuant to which Tallgrass Development acquired 100% of the outstanding membership interests in each of Kinder Morgan Interstate Gas Transmission LLC, Trailblazer Pipeline Company LLC, KM Upstream LLC and Kinder Morgan Pony Express Pipeline LLC.

“License” has the meaning given such term in Section 4.1 of this Agreement.

“Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, fixed or contingent.

“Marks” has the meaning given such term in Section 4.1 of this Agreement.

“Name” has the meaning given such term in Section 4.1 of this Agreement.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Tallgrass Energy Partners, LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date immediately following the completion of the initial public offering of the Common Units.

“Partnership Assets” means the assets conveyed, contributed or otherwise transferred, directly or indirectly (including through the transfer of equity interests), or intended to be conveyed, contributed or otherwise transferred, to the Partnership Group pursuant to the Contribution Agreement, including, without limitation, transportation pipelines, natural gas storage assets, natural gas processing facilities, offices and related equipment and real estate.

“Partnership Entities” means the General Partner and each Partnership Group Member.

“Partnership Group” means the Partnership and its Subsidiaries.

“Partnership Group Member” means any member of the Partnership Group.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government body or agency or political subdivision thereof or other entity.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-187595), as amended, filed with the Securities and Exchange Commission with respect to the proposed initial public offering of Common Units by the Partnership.

“REX Purchase Agreement” means that certain Purchase and Sale Agreement, dated August 17, 2012, between Kinder Morgan and Tallgrass Development, as amended, pursuant to which Tallgrass Development acquired 100% of the outstanding membership interests in Kinder Morgan NatGas Operator LLC and 50% of the outstanding membership interests in Rockies Express Pipeline LLC.

“ROFO Assets” means the assets (including equity interests) held by Tallgrass Development or its Affiliates that were acquired from Kinder Morgan under the KMIGT Purchase Agreement and the REX Purchase Agreement, other than the Partnership Assets; provided, however, that the ROFO Assets shall include the Pony Express Project (as defined in the Registration Statement) upon completion of the Pony Express Project.

“Services” has the meaning given such term in Section 3.1 of this Agreement.

“Subsidiary” has the meaning given such term in the Partnership Agreement.

“Tallgrass Development” has the meaning given such term in the introduction to this Agreement.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of the Closing Date, by and among the Partnership, Tallgrass MLP GP, LLC, Tallgrass Development, Barclays Capital Inc., Citigroup Global Markets Inc and the underwriters named on Schedule I attached thereto.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE II

Indemnification

2.1 Indemnification.

(a) Subject to the provisions of Section 2.2 and Section 2.1(e), Tallgrass Development shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group resulting from or arising out of all federal, state or local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, including (i) any such income tax liabilities of the Partnership Group that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date and (ii) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provisions of applicable state or local law, by contract, as successor, transferee or otherwise and which income tax is attributable to having been a member of any consolidated combined or unitary group prior to the Closing Date; provided, however, that such indemnification obligations shall survive until sixty (60) days after termination of any applicable statute of limitations; provided, further, however, that any such indemnification obligations provided for in this Section 2.1(a) shall survive the time at which they would otherwise expire pursuant to this Section 2.1(a) if notice of any such Losses is properly given to Tallgrass Development prior to such time.

(b) Subject to the provisions of Section 2.1(e) and Section 2.2(a) (iv), Tallgrass Development shall reimburse the Partnership Group for any amounts paid by any member of the Partnership Group pursuant to any settlement agreement or judgment related to or resulting from the proceeding pending in state court in Douglas County, Nebraska, entitled Cornhusker Energy Lexington, LLC and National Union Fire Insurance Company of Pittsburgh, Pennsylvania vs. Kinder Morgan Interstate Gas Transmission (the “Cornhusker Claim”), now known as Tallgrass Interstate Gas Transmission, that exceeds $3.9 million, in the amount by which such settlement or damage award actually exceeds $3.9 million. Notwithstanding this Section 2.1(b), no member of the Partnership Group may (i) enter into a settlement agreement regarding the Cornhusker Claim or (ii) make any decisions regarding whether to appeal a judgment regarding the Cornhusker Claim, in each instance, without first securing approval of Tallgrass Development.

(c) Subject to the provisions of Section 2.2, Tallgrass Development agrees, (i) to use commercially reasonable efforts to obtain indemnification from Kinder Morgan for Losses suffered or incurred with respect to the Partnership Assets to the extent (and for such period of time with respect to each such claim) that the Partnership Group reasonably believes that Kinder Morgan is obligated to provide such indemnification to Tallgrass Development pursuant to the KMIGT Purchase Agreement and (ii) promptly following the receipt by Tallgrass Development of proceeds from an indemnification obligation pursuant to the KMIGT Purchase Agreement, to remit to the Partnership, through wire transfer of immediately available funds, the amount of any such indemnification claim that is attributable to Losses incurred with respect to the Partnership Assets.

(d) Subject to the provisions of Section 2.2, in addition to and not in limitation of the indemnification provided under this Article II, the Partnership shall indemnify, defend and hold harmless the Development Entities from and against any Losses suffered or incurred by the Development Entities by reason of or arising out of events and conditions associated with the operation of the Partnership Assets that occur on or after the Closing Date. Any such indemnification obligation arising under this Section 2.1(d) shall survive indefinitely.

(e) Notwithstanding anything herein to the contrary, in no event will the Indemnifying Party be obligated to indemnify or reimburse the Indemnified Party for any claims, losses or expenses or income taxes referred to in this Article II, if, and to the extent that such claims, losses or expenses or income taxes were reserved for in the Indemnified Party’s financial statements as of the Closing Date.

2.2 Indemnification Procedures.

(a) Procedures Applicable to Sections 2.1(a) and 2.1(d). If the Indemnified Party seeks indemnification under Section 2.1(a) or 2.1(d), the procedures of this Section 2.2(a) shall control.

(i) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to Sections 2.1(a) or 2.1(d), it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement). Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 2.2(a) will not relieve the Indemnifying Party from liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay or the Indemnifying Party does not receive notice of the claim prior to the expiration of the applicable indemnity survival period in Sections 2.1(a) or 2.1(d).

(ii) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in Sections 2.1(a) or 2.1(d), including the selection of counsel, determination of whether to appeal any decision of any court or similar authority, and the settling of any matter or any issues; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability of failure to act, by or on behalf of such Indemnified Party.

(iii) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in Sections 2.1(a) or 2.1(d), including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party copies of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to protect the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.2(a). In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in Sections 2.1(a) or 2.1(d); provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(iv) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification (or reimbursement under Section 2.1(b)) under this Agreement, the gross amount of the indemnification (or reimbursement under Section 2.1(b)) will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim, (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third parties and (iii) any correlative tax benefit.

(v) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

(b) Procedures Applicable to Section 2.1(c). If a member of the Partnership Group seeks indemnification under Section 2.1(b), the procedures of this Section 2.2(c) shall control.

(i) The Partnership Group Member agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to Section 2.1(c), it will provide notice thereof in writing to Tallgrass Development specifying the nature of and specific basis for such claim. Upon receipt of such notice, Tallgrass Development will promptly follow the indemnification procedures set out in the KMIGT Purchase Agreement and use commercially reasonable efforts to collect proceeds from Kinder Morgan for such Partnership Group claims pursuant to the indemnification obligations under the KMIGT Purchase Agreement.

(ii) Tallgrass Development shall have the right to control all aspects of the interactions with Kinder Morgan regarding the indemnification obligations under the KMIGT Purchase Agreement, including the hiring of counsel to pursue such claim if applicable. The Partnership Group will be responsible for the reasonable cost and expense of counsel in connection with the pursuit of any such claim to the extent such claim relates to the Partnership Assets and shall promptly reimburse, through wire transfer of immediately available funds, Tallgrass Development for the cost and expense of such counsel. Tallgrass Development agrees to make all decisions regarding such indemnification by Kinder Morgan in good faith.

(iii) The Partnership Group Member agrees to cooperate fully with both Tallgrass Development with respect to all aspects of the pursuit of any claims covered by the indemnification set forth in Section 2.1(c), including the prompt furnishing to Tallgrass Development of any correspondence or other notice relating thereto that the Partnership Group Member may receive, permitting the name of the Partnership Group Member to be utilized in connection with the pursuit of such claim, the making available to Tallgrass Development copies of any files, records or other information of the Partnership Group Member that Tallgrass Development considers relevant to such claim and the making available to the Tallgrass Development, at no cost to Tallgrass Development, of any employees of the Partnership Group Member; provided, however, that in connection therewith Tallgrass Development agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Partnership Group Member and further agrees to protect the confidentiality of all files, records and other information furnished by the Partnership Group Member pursuant to this Section 2.2(b).

2.3 Indemnification Claims under the Underwriting Agreement. Subject to the provisions of Section 2.2, the Partnership agrees to reimburse Tallgrass Development for any payments made by Tallgrass Development pursuant to Section 8(a) of the Underwriting Agreement to the extent Tallgrass Development is required to make such payments in satisfaction of the Partnership’s indemnification obligations under the Underwriting Agreement.

ARTICLE III

Provision of Services; Reimbursement

3.1 Agreement to Provide Services. Until such time as this Agreement is terminated as provided in Section 6.4, Development GP hereby agrees to provide or to cause its Affiliates or third parties to provide, the Partnership Entities with such general and administrative services and management and operating services as may be necessary to manage and operate the business and affairs of the Partnership Entities, including accounting, audit, business development, corporate record keeping, treasury services (including cash management), real property/land, legal, operations/engineering, investor relations, risk management, commercial/marketing, information technology, insurance, government relations/compliance, tax, payroll, human resources and environmental, health and safety (collectively, “Services”). The Services shall be consistent in nature and quality to the services of such type previously provided by Development GP and its Affiliates (or, if applicable, provided to Development GP and its Affiliates by third parties) in connection with the management and operation of the Partnership Assets prior to the Closing Date.

3.2 Reimbursement by Partnership. Subject to and in accordance with the terms and provisions of this Article III and such reasonable allocation and other procedures as may be agreed upon by Development GP and the General Partner from time to time, the Partnership hereby agrees to reimburse Development GP and its Affiliates for all reasonable direct and indirect costs and expenses incurred by Development GP or its Affiliates (other than the Partnership Entities) in connection with the provision of the Services to the Partnership Entities, including the following:

(a) any payments or expenses incurred for insurance coverage and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Partnership Assets or the business of the Partnership Group;

(b) any costs incurred in connection with the provision of information technology services;

(c) salaries and related benefits and expenses of personnel employed by Development GP or its Affiliates (other than the Partnership Entities) who render Services to the Partnership Entities, plus general and administrative expenses associated with such personnel;

(d) any expenses incurred by Development GP or its Affiliates with respect to third parties providing Services to the Partnership Entities on behalf of Development GP or its Affiliates;

(e) any taxes or other direct expenses paid by Development GP or its Affiliates for the benefit of the Partnership Entities other than those taxes covered by the indemnification in Section 2.1(a); and

(f) all expenses and expenditures incurred by Development GP or its Affiliates as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, legal fees and independent director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by Development GP or its Affiliates consist of an allocated portion of costs and expenses incurred by Development GP or its Affiliates for the benefit of both the Partnership Entities and the other Affiliates of Tallgrass Development, such allocation shall be made on a reasonable cost reimbursement basis as determined by Development GP.

3.3 Billing Procedures. The Partnership will reimburse Development GP for billed costs no later than the later of (a) the last day of the month following the performance month, or (b) thirty (30) business days following the date of Development GP’s billing to the Partnership. Billings and payments may be accomplished by inter-company accounting procedures and transfers. The Partnership shall have the right to review all source documentation concerning the liabilities, costs, and expenses upon reasonable notice and during regular business hours.

ARTICLE IV

License of Name and Mark

4.1 Grant of License. Upon the terms and conditions set forth in this Article IV, Tallgrass Development hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group and to the General Partner a shared, nontransferable, nonexclusive, royalty free right and license (“License”) to Tallgrass Development’s right to use the name “Tallgrass” (the “Name”) and any associated or related marks (the “Marks”).

4.2 Ownership and Quality. The Partnership agrees that ownership of the Name and the Marks and the goodwill relating thereto shall remain vested in Tallgrass Development both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other Partnership Entities, never to challenge, contest or question the validity of Tallgrass Development’s ownership of the Name and the Marks or any registration thereto by Tallgrass Development. In connection with the use of the Name and the Marks, the Partnership and any other Partnership Entity shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other Partnership Entities, acknowledges that the use of the Name and the Marks shall not create any right, title or interest in or to the Name and the Marks, and all use of the Name and the Marks by the Partnership, any other Partnership Entity, shall inure to the benefit of Tallgrass Development. The Partnership agrees, and agrees to cause the other Partnership Entities, to use the Name and Marks in accordance with such quality standards established by Tallgrass Development and communicated to the Partnership from time to time, it being understood that the products and services offered by the Partnership Entities immediately before the Closing Date are of a quality that is acceptable to Tallgrass Development and justifies the License. In the event any Partnership Entity is determined by Tallgrass Development to be using the Name and the Marks in a manner not in accordance with quality standards established by Tallgrass Development, Tallgrass Development shall provide written notice of such unacceptable use including the reason why applicable quality standards are not being met. If acceptable proof that quality standards are met is not provided to Tallgrass Development within thirty (30) days of such notice, the entity’s license to use the Name and the Marks shall terminate and shall not be renewed absent written authorization from Tallgrass Development.

4.3 Termination. In the event of termination of this Agreement, pursuant to Section 6.4 or otherwise, or the termination of the License, the Partnership Entities’ right to utilize or possess the Name and the Marks licensed under this Agreement shall automatically cease, and no later than ninety (90) days following such termination, (a) the Partnership Entities shall cease all use of the Name and the Marks and shall adopt trademarks, service marks, and trade names that are not confusingly similar to the Name and the Marks, provided, however, that any use of the Name or the Marks during such 90-day period shall continue to be subject to Section 4.2, (b) at Tallgrass Development’s request, the Partnership Entities shall destroy all materials and content upon which the Name or the Marks continue to appear (or otherwise modify such materials and content such that the use or appearance of the Name or the Marks ceases) that are under the Partnership Entities’ control, and certify in writing to Tallgrass Development that the Partnership Entities have done so, and (c) each Partnership Entity shall change its legal name so that there is no reference therein to the name “Tallgrass” or d/b/a then used by any Development Entity or any variation, derivation or abbreviation thereof, and in connection therewith, shall make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its organizational documents by such date.

ARTICLE V

Right of First Offer

Tallgrass Development hereby agrees and will cause its Affiliates to agree, for so long as Tallgrass Development or its Affiliates, individually or as part of a group, control the General Partner, that if Tallgrass Development or any of its Affiliates decide to attempt to sell (other than to another Affiliate of Tallgrass Development) any of the ROFO Assets, Tallgrass Development or its Affiliate will notify the Partnership of its desire to sell such ROFO Asset and, prior to selling such ROFO Asset to a third party, will negotiate with the Partnership exclusively and in good faith for a period of 45 days in order to give the Partnership an opportunity to enter into definitive documentation for the purchase and sale of such ROFO Asset on terms that are mutually acceptable to Tallgrass Development or its Affiliate and the Partnership. If the Partnership and Tallgrass Development or its Affiliate have not entered into a letter of intent or a definitive agreement with respect to such ROFO Asset within such 45 days, Tallgrass Development or its Affiliate will have the right to sell such ROFO Asset to a third party following the expiration of such 45 days on any terms that are acceptable to Tallgrass Development or its Affiliate and such third party. The Partnership’s decision to acquire or not to acquire a ROFO Asset pursuant to this right will require the approval of the Conflicts Committee.

ARTICLE VI

Miscellaneous

6.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Kansas and to venue in Kansas.

6.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement, excluding billing notices under Section 3.3 which shall be handled under the Company’s standard billing procedures, must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postage paid, and registered or certified with return receipt requested or by delivering such notice in person or by overnight delivery or by electronic mail or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by electronic mail or by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

For notice to Tallgrass Development or the Development Entities:

c/o Tallgrass Development, LP

6640 W. 143rd Street, Suite 200

Overland Park, KS 66223

Attn: General Counsel

Facsimile: 913.928.6011

Electronic Mail: george.rider@tallgrassenergylp.com

with a copy, which shall not constitute notice, to:

c/o Tallgrass Development, LP

6640 W. 143rd Street, Suite 200

Overland Park, KS 66223

Attn: President and Chief Executive Officer

Facsimile: 913.928.6006

Electronic Mail: david.dehaemers@tallgrassenergylp.com

For notice to the Partnership Entities:

Tallgrass Energy Partners, LP

6640 W. 143rd Street, Suite 200

Overland Park, KS 66223

Attn: General Counsel

Facsimile: 913.928.6011

Electronic Mail: george.rider@tallgrassenergylp.com

with a copy, which shall not constitute notice, to:

Tallgrass Energy Partners, LP

6640 W. 143rd Street, Suite 200

Overland Park, KS 66223

Attn: President and Chief Executive Officer

Facsimile: 913.928.6006

Electronic Mail: david.dehaemers@tallgrassenergylp.com

6.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein. In the event of a conflict between the provisions of this Agreement and the provisions of the Partnership Agreement, the provisions of the Partnership Agreement shall control.

6.4 Termination. Notwithstanding any other provision of this Agreement, (i) if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, then this Agreement, other than the provisions set forth in Article II and Section 4.3, may at any time thereafter be terminated by Tallgrass Development by written notice to the other Parties, or (ii) if a Change of Control of the Partnership occurs, then this Agreement, other than the provisions set forth in Article II and Section 4.3, may at any time thereafter be terminated by Tallgrass Development by written notice to the other Parties.

6.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

6.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

6.7 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto. Each of the Parties hereto specifically agrees that each Partnership Group Member, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Except as contemplated by the preceding sentence, this Agreement does not create any rights or benefits for any entity or individual other than the Parties.

6.8 Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

6.9 Continuation of Work During Dispute. Notwithstanding any dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of the dispute.

6.10 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile or portable document format (.pdf) counterparts, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

6.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

6.12 Rules of Construction. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement. Unless otherwise specifically indicated or the context otherwise requires, the terms “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation.”

6.13 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.14 Withholding or Granting of Consent. Unless otherwise provided herein, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

6.15 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall take any act, or fail to take any act, under this Agreement which would violate any applicable law, statute, rule or regulation.

6.16 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 6.7, the provisions of this Agreement are enforceable solely by the Parties, and no stockholder, limited partner, member or assignee of Tallgrass Development, the Partnership or other Person shall have the right, separate and apart from Tallgrass Development, the Partnership or other Party, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

6.17 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of Tallgrass Development, Development GP, the General Partner, the Partnership or any Partnership Group Member.

6.18 Legal Compliance. The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

TALLGRASS DEVELOPMENT, LP

By:	Tallgrass Development GP, LLC,
its general partner

By:
Name:
Title:

TALLGRASS ENERGY PARTNERS, LP

By:	Tallgrass MLP GP, LLC,
its general partner

By:
Name:
Title:

Signature Page to Omnibus Agreement

TALLGRASS MLP GP, LLC

By:
Name:
Title:

TALLGRASS DEVELOPMENT GP, LLC

By:
Name:
Title:

Signature Page to Omnibus Agreement